Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT TO VOLUNTARILY PAY DOWN $50 MILLION OF 12% SENIOR NOTES

Philadelphia, PA — May 26, 2016 — Lannett Company, Inc. (NYSE: LCI) today announced that it expects to repurchase $50 million of the $250 million aggregate principal amount of the 12% Senior Notes due in 2023 in open market transactions.  The company intends to complete the repurchase today.

“BMO Capital Markets was instrumental in bringing about this opportunity and acted as our advisor,” said Arthur Bedrosian, chief executive officer of Lannett.  “Paying down a portion of our Senior Notes well before the due date will significantly lower our interest expense going forward.  Our business is strong and continues to generate positive cash flow, which we intend to use to further reduce our outstanding debt.”

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statements, including, but not limited to, the continued pay down of debt, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, including acquired products, and Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time.  These forward-looking statements represent the company’s judgment as of the date of this news release.  The company disclaims any intent or obligation to update these forward-looking statements.

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